Exhibit 99.1

ACCELRYS ANNOUNCES FOURTH QUARTER AND FULL YEAR FISCAL 2009

FINANCIAL RESULTS

San Diego, May 21, 2009 — Accelrys, Inc. (NASDAQ: ACCL) today reported financial results for the fiscal quarter and full year ended March 31, 2009.

“We are pleased with our year end results from both a financial and operational standpoint particularly in light of the worldwide recession” said Todd Johnson, Interim President and CEO of Accelrys. “We achieved profitability on both a GAAP and non-GAAP basis for the year and increased our cash balance by $5.4 million. We enhanced our life sciences and materials sciences offerings and released Pipeline Pilot Enterprise Server 7.5, the latest version of our industry-leading scientific operating platform. The new release includes enhanced enterprise-level implementation and security capabilities, thereby further enabling the broader deployment of Pipeline Pilot to our customer base. These enhanced enterprise-wide capabilities are enabling our platform to continue to gain momentum, as we have seen substantial increases in the use of our platform within our largest customers, including most of the world’s largest pharmaceutical companies. This success combined with the increased competitiveness of our modeling and simulation products has us entering the new fiscal year stronger, more competitively positioned, and excited about the momentum in our business. This fiscal year we will continue to focus on our broader value proposition by offering integrated solutions that include our modeling and simulation products, our cheminformatics capabilities, and the power and reach of Pipeline Pilot, both to current customers and to new customers in new markets, thereby positioning us for continued growth.”

Fourth Quarter 2009 Financial Results:

•	Revenue for the quarter ended March 31, 2009 decreased 2% to $20.0 million from $20.4 million for the same quarter of the previous year.

•

Non-GAAP net loss was $1.5 million, or $(0.05) per diluted share, for the current quarter compared to non-GAAP net income of $1.0 million, or $0.04 per diluted share, for the same quarter of the previous year. The non-GAAP net loss in the current quarter included $2.4 million of additional severance expense, as compared to the same quarter of the previous year.

•

GAAP net loss was $2.2 million, or $(0.08) per diluted share, for the current quarter compared to GAAP net loss of $0.5 million, or $(0.02) per diluted share, for the same quarter of the previous year. The GAAP net loss in the current quarter included $2.4 million of additional severance expense, as compared to the same quarter of the previous year.

Fiscal 2009 Financial Results:

•	Revenue for the full year ended March 31, 2009, was $81.0 million, an increase of 2% from $79.7 million for the prior year.

•

Non-GAAP net income was $6.0 million, or $0.22 per diluted share compared to non-GAAP net income of $7.0 million, or $0.26 per diluted share, for the prior year. The non-GAAP net income in the current year included $2.7 million of additional severance expense, as compared to the prior year.

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GAAP net income was $0.1 million, or $0.00 per diluted share, compared to GAAP net income of $1.3 million, or $0.05 per share, for the prior year. The GAAP net income in the current year included $2.7 million of additional severance expense, as compared to the prior year.

•	At March 31, 2009, the Company had total cash, cash equivalents, restricted cash and marketable securities of $81.8 million, an increase of $5.4 million from March 31, 2008.

Recent Business and Financial Highlights:

•

Released Pipeline Pilot Enterprise Server 7.5, the latest version of the Company’s scientific operating platform, with improved enterprise deployment and security capabilities. Pipeline Pilot Enterprise Server 7.5 integrates with Microsoft Office SharePoint Server 2007, enabling users to execute and display applications from the familiar, widely supported SharePoint Server environment.

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Received the 2009 Frost & Sullivan Growth Strategy Leadership Award for the North American Scientific Business Intelligence Pharmaceutical and Biotechnology Market. The award is given to the company that has bolstered its position in the market during the base year and whose strategy and technological innovation will have a lasting impact on the market.

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Won Bio -IT World magazine’s fifth annual Best Practice Award in the category of Knowledge Management for the Company’s biological information system. The Company’s award winning system greatly enhances the registration, association and sharing of biological information, thereby enabling scientists to better-use biological data found throughout their organization The biological information system is the result of a three-year consortium with Merck & Co. and Abbott Laboratories, which were also recipients of the award.

•	Achieved substantial increases in orders and users during the fourth quarter for the Company’s scientific operating platform product line.

•	Announced the release of the first components of the Cheminformatics Collection for Pipeline Pilot.

Fiscal Year 2009 Business and Financial Highlights:

•	Achieved substantial increases in orders and users year over year for the Company’s scientific operating platform product line.

•

Announced that one of the largest multi-national oil and gas companies has chosen Accelrys to develop an integrated solution which would enable this company’s catalyst research scientists to both accelerate catalysis research and discovery and to improve the performance of the resulting catalysts.

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Released Materials Studio(R) 4.4, the newest version of the Company’s materials modeling and simulation platform. Materials Studio 4.4 includes new functionality in the areas of mesoscale modeling and quantum mechanics, thereby increasing research productivity by extending the range of materials that can be simulated.

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Continued channel expansion by entering into an OEM agreement pursuant to which Becton Dickinson will integrate portions of the Company’s scientific operating platform into their high content analysis product line.

Non-GAAP Financial Measures:

This press release describes financial measures for operating income (loss), net income (loss), and net income (loss) per share that exclude stock-based compensation expense, purchased intangible assets amortization and restructuring charges. These financial measures are not calculated in accordance with generally accepted accounting principles (GAAP) and are not based on any comprehensive set of accounting rules or principles.

Management believes these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company’s ongoing operating performance. Further, management and the Board of Directors utilize these measures, in addition to GAAP measures, when evaluating and comparing the Company’s operating performance against internal financial forecasts and budgets. These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

For additional information on the items excluded by the Company from its non-GAAP financial measures please refer to the Form 8-K regarding this release that was furnished today to the Securities and Exchange Commission.

The following table contains a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures (unaudited, amounts in thousands, except per share amounts, including footnotes):

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2009	2008	2009	2008
GAAP Operating loss	$(2,503)	$(957)	$(319)	$(855)
Stock-based compensation expense[1]	348	985	3,460	3,927
Purchased intangible asset amortization[2]	381	381	1,524	1,524
Restructuring charges	46	132	896	179

Non-GAAP Operating income (loss)	$(1,728)	$541	$5,561	$4,775

GAAP Net income (loss)	$(2,229)	$(507)	$94	$1,321
Stock-based compensation expense	348	985	3,460	3,927
Purchased intangible asset amortization	381	381	1,524	1,524
Restructuring charges	46	132	896	179

Non-GAAP Net income (loss)	$(1,454)	$991	$5,974	$6,951

GAAP Diluted net income (loss) per share	$(0.08)	$(0.02)	$0.00	$0.05
Stock-based compensation expense	0.01	0.04	0.13	0.14
Purchased intangible asset amortization	0.01	0.01	0.06	0.06
Restructuring charges	—	—	0.03	0.01

Non-GAAP Diluted net income (loss) per share[3]	$(0.05)	$0.04	$0.22	$0.26

[1]	Stock-based compensation expense is included in our consolidated statement of operations as follows:

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2009	2008	2009	2008
Cost of revenue	$(46)	$76	$264	$323
Product development	128	225	859	931
Sales and marketing	142	241	952	945
General and administrative	124	443	1,385	1,728

Total stock-based compensation expense	$348	$985	$3,460	$3,927

[2]	Purchased intangible asset amortization is included in the cost of revenue line in our consolidated statement of operations.

[3]	Earnings per share amounts for the three months ended March 31, 2009 and 2008 do not add due to rounding.

Conference Call Details:

At 5:00 p.m. ET, May 21, 2009, Accelrys will conduct a conference call to discuss its financial results. To participate, please dial (866) 393-7459 (+ (706) 643-4624 outside the United States) and enter the access code, 99346484, approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accelrys website at www.accelrys.com.

A replay of the conference call will be available online at www.accelrys.com and via telephone by dialing (800) 642-1687 (+1 (706) 645-9291 outside the United States) and entering access code, 99346484, beginning 6:00 p.m. ET on May 21, 2009 through 11:59 p.m. ET on August 21, 2009.

About Accelrys:

Headquartered in San Diego, California, Accelrys develops scientific business intelligence software and solutions for the life sciences, energy, chemicals, aerospace, and consumer products industries. Our customers include many Fortune 500 companies and other commercial entities, as well as academic and government entities. We have a vast portfolio of computer-aided design modeling and simulation offerings which assist our customers in conducting scientific experiments ‘in silico’ in order to reduce the duration and cost of discovering and developing new drugs and materials. Our scientific business intelligence platform underlies most of our computer-aided design modeling and simulation offerings. Our platform can be used with our products, our competitors’ products and our customers’ proprietary predictive science products. Its flexibility, ease-of-use and advanced chemical, text and image analysis and reporting capabilities enable our customers to mine, aggregate, analyze and report scientific data from disparate sources, thereby better utilizing scientific data within their organizations. For more information about Accelrys, visit its website at http://accelrys.com/.

Forward-Looking Statements:

Statements contained in this press release relating to the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. Such forward-looking statements including, but not limited to, statements relating to the growth of the Company and to anticipated revenues from customer relationships, are subject to a number of risks and uncertainties. These include risks that the Company will not achieve its anticipated results or growth plans, and/or that such growth will not occur due to, among other possibilities, an inability to withstand negative conditions in the global economy or a lack of demand for or market acceptance of the Company’s products, as well as the risks and uncertainties that are contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended March 31, 2008, quarterly reports on Form 10-Q and current reports on Form 8-K. The Company’s actual results could differ materially from those projected in such forward-looking statements due to these risks and uncertainties, and the Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:

Accelrys, Inc.

Rick Russo

858-799-5200

Investor Relations

MKR Group

Charles Messman or Todd Kehrli

323-468-2300

accl@mkr-group.com

ACCELRYS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2009	2008	2009	2008
Revenue	$19,960	$20,409	$80,981	$79,739
Cost of revenue	4,281	4,178	15,671	15,204

Gross profit	15,679	16,231	65,310	64,535
Operating expenses:
Product development	3,503	4,660	15,053	17,762
Sales and marketing	9,596	8,729	34,718	32,974
General and administrative	5,037	3,667	14,962	14,475
Restructuring charges	46	132	896	179

Total operating expenses	18,182	17,188	65,629	65,390

Operating loss	(2,503)	(957)	(319)	(855)
Interest and other income, net	562	705	1,608	3,237

Income (loss) before taxes	(1,941)	(252)	1,289	2,382
Income tax expense	288	255	1,195	1,061

Net income (loss)	$(2,229)	$(507)	$94	$1,321

Basic and diluted net income (loss) per share	$(0.08)	$(0.02)	$0.00	$0.05

Weighted average shares used to compute basic and diluted net income (loss) per share
Basic	27,226	26,792	27,093	26,692
Diluted	27,226	26,792	27,203	27,185

ACCELRYS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2009	March 31, 2008
Assets
Cash and marketable securities[1]	$81,769	$76,382
Trade receivables, net	21,860	21,976
Other assets, net[2]	56,985	57,733

Total assets	$160,614	$156,091

Liabilities and stockholders’ equity
Current liabilities, excluding deferred revenue	15,427	14,727
Total deferred revenue[3]	57,224	58,341
Noncurrent liabilities, excluding deferred revenue	7,204	8,140
Total stockholders’ equity	80,759	74,883

Total liabilities and stockholders’ equity	$160,614	$156,091

[1]

Cash, cash equivalents, and marketable securities consist of the following line items in our consolidated balance sheet: Cash and cash equivalents; Marketable securities; Restricted cash and marketable securities; and Marketable Securities, net of current portion

[2]

Other assets, net, consists of the following line items in our consolidated balance sheet: Prepaid expenses, deferred tax assets and other current assets; Property and equipment, net; Goodwill; Purchased intangible assets, net; Other assets

[3]	Total deferred revenue consists of the following line items in our consolidated balance sheet: Current portion of deferred revenue; and Deferred revenue, net of current portion